UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 3, 2008
Date of Report (Date of earliest event reported)

URANERZ ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

NEVADA	001-32974	98-0365605
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

1701 East “E” Street
PO Box 50850
Casper, Wyoming, USA		85605
(Address of principal executive offices)		(Zip Code)

604-689-1659
Registrant's telephone number, including area code

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 7.01. Regulation FD Disclosure.

On November 3, 2008, Uranerz Energy Corporation filed the attached news release entitled “Uranerz Drilling Update on Powder River Basin Project” announcing the 2008 exploration drilling status on its 100% held properties and for the Arkose Mining Venture (Arkose), a joint venture between the Company (81%) and United Nuclear, LLC (19%). Since the Company’s last drilling update, a total of 498 uranium trend and delineation holes were drilled utilizing five drill rigs and two electric log probing units. This drilling activity was performed during the period of July 1, 2008 through October 31, 2008. Delineation drilling on the 100% held properties was conducted at east North Butte, Willow Creek, Hank, North Rolling Pin, and Doughstick. A total of 165 holes were drilled on these properties. Exploration drilling on the Arkose property continued in the Little Butte area and moved to the South Doughstick target area in September and Cedar Canyon in October 2008. A total of 333 holes were drilled on Arkose during the update period. The combined effort for both project areas during this period represents approximately 344,525 feet of drilling with an average depth of 692 feet per hole. To-date during 2008, Uranerz has drilled a total of 764 holes at an average depth of 696 feet, for a total of 531,450 feet of drilling. A summary of the best hole drilling results is available on the attached press release.

Item 9.01. Exhibits.

The following Exhibits relating to Item 7.01 are intended to be furnished to, not filed with, the SEC pursuant to Regulation FD.

(99.1)	Press Release dated November 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URANERZ ENERGY CORPORATION

DATE: November 5, 2008	By:	/s/ “Sonya Reiss”
Sonya Reiss
Vice President, Corporate Affairs and Secretary